Exhibit 99.4

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the inclusion of our opinion letter dated June 15, 2023 to the Board of Directors of Eneti Inc. (“Eneti”), included as Annex D to the prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form F-4 (File No. 333-275092) of Cadeler A/S (“Cadeler”), filed on October 31, 2023 (the “Registration Statement”), relating to the proposed business combination transaction between Eneti and Cadeler, and to the description of such opinion and the references to our name contained therein under the headings “Summary—Opinion of Eneti’s Financial Advisor,” “Risk Factors—Risks Related to the Combined Company,” “The Offer—Background for the Offer,” “The Offer—Management Projections Prepared by Cadeler’s Management,” “The Offer—Eneti’s Reasons for the Offer,” “The Offer—Management Projections Prepared by Eneti’s Management” and “The Offer—Opinion of Eneti’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ PERELLA WEINBERG PARTNERS LP

PERELLA WEINBERG PARTNERS LP

New York, New York

October 31, 2023